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                                                                      Exhibit 5

                                                                   May 12, 1999

NSTAR
c/o BEC Energy
800 Boylston Street
Boston, Massachusetts 02199

  Re: Issuance of Shares of Beneficial Interest in Connection with the
      Combination of Businesses of BEC Energy and COM/Energy Under New Holding Company, NSTAR

Ladies and Gentlemen:

   At your request, we have examined the Registration Statement on Form S-4 (the "Registration Statement") in the form being filed by NSTAR, a Massachusetts voluntary association ("NSTAR"), with the Securities and Exchange Commission for registration under the Securities Act of 1933 of 65,000,000 shares of beneficial interest of NSTAR, $1.00 par value per share. The NSTAR common shares are to be issued in connection with the mergers of BEC Energy and COM/Energy, each into an acquisition subsidiary of NSTAR, such that BEC Energy and COM/Energy survive as direct subsidiaries of NSTAR (such transactions shall be collectively referred to as the "Merger").

   We have acted as counsel for NSTAR in connection with the Merger and the proposed issuance and sale of the NSTAR common shares included in the Registration Statement. We are familiar with the acts undertaken by NSTAR with respect to this issuance and sale and have examined originals or certified or attested copies of such certificates, records and documents as we have deemed necessary for the purposes of this opinion.

   In rendering this opinion, we have assumed that prior to the issuance of any NSTAR common shares:

     (1) the Registration Statement, as then amended, will have become effective under the Securities Act;

     (2) the shareholders of each of BEC Energy and COM/Energy will have approved both the merger agreement attached as Annex A to the proxy statement/prospectus contained in the Registration Statement (the "Merger Agreement"); and

     (3) the transactions contemplated by the Merger Agreement will be consummated.

   Basing our opinion on the foregoing, we are of the opinion that:

     (1) NSTAR is a business trust validly organized and existing under the laws of the Commonwealth of Massachusetts and is duly qualified to carry on the business which it is now conducting; and

     (2) Once the Merger has been approved by appropriate action of the regulatory authorities having jurisdiction, including the Massachusetts Department of Telecommunications and Energy, the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission and the Securities and Exchange Commission (pursuant to the Public Utility Holding Company Act of
  1935), and the NSTAR common shares included in the Registration Statement have been
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  issued and delivered pursuant to the Merger Agreement, such NSTAR common shares will be validly issued, fully paid and non-assessable.

   We express no opinion as to matters of law in jurisdictions other than the Commonwealth of Massachusetts and the federal law of the United States, and express no opinion as to the applicability of the so-called "blue sky" or securities laws of the several states, including Massachusetts.

   We understand that this opinion is to be used in connection with the above-referenced Registration Statement and consent to the filing of this opinion with and as part of said Registration Statement and the use of our name therein and in the related proxy statement/prospectus under the captions "Legal Opinions" and "Experts."

                                          Very truly yours,

                                          /s/ Ropes & Gray

                                          Ropes & Gray

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